    As filed with the Securities and Exchange Commission on February 3, 1997
                                                     Registration No. 333-4034


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  ___________

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                     FORM SB-2 REGISTRATION STATEMENTS ON

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ___________

                       DIAGNOSTIC HEALTH SERVICES, INC.
            (Exact Name of Registrant as Specified in its Charter)

                                   DELAWARE
        (State or Other Jurisdiction of Incorporation or Organization)
                                     8071
           (Primary Standard Industrial Classification Code Numbers)
                                  22-2960048
                    (I.R.S. Employer Identification Number)

                       2777 STEMMONS FREEWAY, SUITE 1525
                              DALLAS, TEXAS 75207
                                (214) 634-0403

              (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                 MAX W. BATZER
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       DIAGNOSTIC HEALTH SERVICES, INC.
                       2777 STEMMONS FREEWAY, SUITE 1525
                              DALLAS, TEXAS 75207
                                (214) 634-0403
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  COPIES TO:
                             SHAHE SINANIAN, ESQ.
             GREENBERG, TRAURIG, HOFFMAN, LIPOFF, ROSEN & QUENTEL
                                CITICORP CENTER
                             153 EAST 53RD STREET
                           NEW YORK, NEW YORK 10022
                           TELEPHONE: (212) 801-9200
                          TELECOPIER: (212) 223-7161

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                             ---

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ____

                        CALCULATION OF REGISTRATION FEE

                                                                 Proposed Maximum     Proposed Maximum    Amount of
Title of Each Class of Securities                Amount To        Offering Price     Aggregate Offering  Registration
To Be Registered                               Be Registered         Per Unit              Price             Fee
--------------------------------------------  ----------------  -------------------  ------------------  ------------
Common Stock, par value $.001 per
 share, issuable upon exercise of
 Redeemable Common Stock Purchase
 Warrants issued in connection with the
 Company's 1993 initial public offering
 (the "Public Warrants")                          1,375,000(1)             $6.25(2)          $8,593,750     $2,604.17
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
 share, issuable upon exercise of
 underwriter warrants issued in
 connection with the Company's 1993
 initial public offering (the "Underwriter
 Warrants")                                         158,075(1)             $5.48(3)          $  866,250     $  262.50
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
 share, issuable upon exercise of Public
 Warrants underlying the Underwriter
 Warrants
                                                    158,075(1)             $7.50(4)          $1,185,562     $  359.26
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
 share, issuable upon exercise of
 warrants issued in connection with the
 Company's April 1996 private
 placement (the "Bridge Warrants")                   47,500(1)             $6.25(5)          $  296,875     $   89.96
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
 share, issuable upon exercise of
 warrants issued in connection with a
 bank loan obtained by the Company in
 April 1996 (the "Bank Warrants")                    50,000(1)             $6.25(6)          $  312,500     $   94.70
---------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001 per
 share                                                2,500                $9.75(7)          $   24,375     $    7.39
---------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                                      $3,417.98*
---------------------------------------------------------------------------------------------------------------------

_______________________________

* This Registration Statement incorporates (i) Post-Effective Amendment No. 1 to Diagnostic Health Services, Inc., Registration Statement on Form SB-2, Registration No. 33-61392-FW, which Registration Statement was declared effective by the Securities and Exchange Commission (the "Commission") on June 22, 1993, and (ii) Post-Effective Amendment No. 1 to Diagnostic Health Services, Inc., Registration Statement on Form SB-2, Registration No. 333-4034, which Registration Statement was declared effective by the Commission on June 6, 1996. 1,375,000 shares of Common Stock issuable upon exercise of Public Warrants, 158,075 shares of Common Stock (prior to intervening adjustments to such number of shares) issuable upon exercise of the Underwriter Warrants, and 158,075 shares of Common Stock (prior to intervening adjustments to such number of shares) issuable upon exercise of Public Warrants underlying the Underwriter Warrants were previously registered in connection with the Company's 1993 initial public offering pursuant to Registration No. 33-61392-FW, and of the $3,417.98 filing fee identified above ($3,166.05 of which relates to such shares of Common Stock), $3,279.87 was previously paid in connection with Registration No. 33-61392-FW. 47,500 shares of Common Stock issuable, and 2,500 shares of Common Stock issued, upon exercise of the Bridge Warrants were previously registered in connection with the Company's 1996 public offering pursuant to Registration No. 333-3043, and of the $3,417.98 filing fee identified above ($97.35 of which relates to such shares of Common Stock), $107.76 was previously paid in connection with Registration No. 333-3043. 50,000 shares of Common Stock issuable upon exercise of the Bank Warrants were previously registered in connection with the Company's 1996 public offering pursuant to Registration No. 333-3043, and of the $3,417.98 filing fee identified above ($94.70 of which relates to such shares of Common Stock), $107.76 was previously paid in connection with Registration No. 333-3043. All shares of Common Stock for which this Registration Statement is being filed have been previously registered and sufficient registration fees have been previously paid, as identified above.

(1) Pursuant to Rule 416, there are also being registered such indeterminate number of additional shares of Common Stock as may be required for issuance pursuant to the anti-dilution provisions of the Public Warrants, the Underwriter Warrants, the Public Warrants underlying the Underwriter Warrants, the Bridge Warrants and the Bank Warrants.

(2) Reflects the exercise price of a Public Warrant, payment of which entitles the holder thereof to purchase one share of Common Stock.

(3) Reflects the exercise price of an Underwriter Warrant, payment of which entitles the holder thereof to purchase one unit consisting of one share of Common Stock and one Public Warrant to purchase one share of Common Stock.

(4) Reflects the exercise price of a Public Warrant issuable upon exercise of an Underwriter Warrant, payment of which entitles the holder thereof to purchase one share of Common Stock.

(5) Reflects the exercise price of a Bridge Warrant, payment of which entitles the holder thereof to purchase one share of Common Stock.

(6) Reflects the exercise price of a Bank Warrant, payment of which entitles the holder thereof to purchase one share of Common Stock.

(7) Pursuant to Rule 457, the calculation of the filing fee for the Common Stock is based upon the average of the high and low sale prices on January 30, 1997 of $9.75 per share.

                             _____________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PURSUANT TO RULE 429, THIS REGISTRATION STATEMENT INCLUDES A COMBINED PROSPECTUS RELATING TO THE REGISTRANTS PRIOR REGISTRATION STATEMENTS, REGISTRATION NO. 33-61392-FW DECLARED EFFECTIVE BY THE COMMISSION ON JUNE 22, 1993, AND REGISTRATION NO. 3333-4034 DECLARED EFFECTIVE BY THE COMMISSION ON JUNE 6, 1996.

                                1,791,150 SHARES

                        DIAGNOSTIC HEALTH SERVICES, INC.

                                  COMMON STOCK

                                 --------------


     This Prospectus relates to an offering (the "Offering") of 1,791,150 shares of common stock, par value $.001 per share (the "Common Stock"), of Diagnostic Health Services, Inc. (the "Company"), consisting of (i) 1,375,000 shares of Common Stock issuable upon exercise of Redeemable Common Stock Purchase Warrants (the "Public Warrants") issued in connection with the Company's 1993 initial public offering (the "Initial Public Offering"), (ii) 158,075 shares of Common Stock issuable upon exercise of underwriter warrants issued in connection with the Initial Public Offering (the "Underwriter Warrants"), (iii) 158,075 shares of Common Stock issuable upon exercise of Public Warrants underlying the Underwriter Warrants, (iv) 47,500 shares of Common Stock issuable, and 2,500 shares issued, upon exercise of warrants issued in connection with the Company's April 1996 private placement (the "Bridge Warrants"), and (v) 50,000 shares of Common Stock issuable upon exercise of warrants issued in connection with a loan obtained by the Company from Texas Commerce Bank National Association in April 1996 (the "Bank Warrants"). The Public Warrants, the Underwriter Warrants, the Bridge Warrants and the Bank Warrants are sometimes collectively referred to herein as the "Warrants," and the shares of Common Stock issued or issuable upon exercise of the Warrants are sometimes collectively referred to herein as the "Warrant Shares." The Warrant Shares are being offered for sale by certain warrantholders of the Company (collectively, the "Warrantholders"), and not for the account of the Company. The Company will not receive any proceeds from the sale of the Warrant Shares by the Warrantholders, although it has received, and will receive, proceeds from the exercise of the Warrants, if and to the extent exercised. The Company will pay all of the expenses, estimated to be approximately $20,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and expenses incurred by the Warrantholders. See "USE OF PROCEEDS," "WARRANTHOLDERS" and "PLAN OF DISTRIBUTION."

     The Company's publicly traded Common Stock is currently quoted on the Nasdaq National Market ("Nasdaq") under the symbol "DHSM." On January 30, 1997, the last sale price of the Common Stock as quoted on Nasdaq was $9.688 per share.

                                             (Cover Page Continued on Next Page)


          FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK SEE "RISK
                    FACTORS" (COMMENCING ON PAGE 9 HEREOF).

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS ___________, 1997

     Each Public Warrant entitles the holder thereof to purchase, at any time through June 22, 1998, one share of Common Stock at a price of $6.25 per share. The Company has the right to call the Public Warrants for redemption at $.05 per Public Warrant on 30 days' written notice if either (i) the prior written consent of H.J. Myers & Co., Inc. is obtained, or (ii) the average closing bid price of the Common Stock, as reported on Nasdaq, equals or exceeds $9.00 per share for 20 consecutive trading days ending within 15 days of the date of the notice of redemption. In the event that the Company elects to exercise its right to redeem the Public Warrants, such Public Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Public Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Each Underwriter Warrant entitles the holder thereof to purchase, at any time through June 22, 1998, one unit consisting of one share of Common Stock and one Public Warrant at a price of $5.48 per unit. The Public Warrants issuable upon exercise of the Underwriter Warrants are substantially identical to the outstanding Public Warrants, except that the exercise price thereunder is $7.50 per share and the Company does not have the right to call such Public Warrants. Each Bridge Warrant entitles the holder thereof to purchase, at any time through April 15, 2001, one share of Common Stock at a price of $6.25 per share. The Company has the right to call the Bridge Warrants for redemption at $.01 per Bridge Warrant on 30 days' written notice if the average market price of the Common Stock equals or exceeds $9.00 per share (subject to adjustment) for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. Each Bank Warrant entitles the holder thereof to purchase, at any time through April 15, 2001, one share of Common Stock at a price of $6.25 per share. The adjustment provisions, call provisions and other terms and conditions of the Bank Warrants are identical to the terms and conditions of the Bridge Warrants. The various exercise prices of the Warrants are all subject to adjustment pursuant to their respective anti-dilution provisions.

     The Warrant Shares may be offered by the Warrantholders from time to time in transactions on Nasdaq. The Warrant Shares may also be offered in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Warrantholders may effect such transactions by selling the Warrant Shares in negotiated transactions, on Nasdaq or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Warrantholders and/or the purchasers of the Warrant Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Alternatively, the Warrantholders may from time to time offer the Warrant Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Warrantholders and/or the purchasers of securities for whom they act as agents. See "WARRANTHOLDERS" and "PLAN OF DISTRIBUTION."

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              --------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Each statement made in this Prospectus concerning a document filed as part of the Registration Statement is qualified in its entirety by reference to such document for a complete statement of its provisions. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, at the address set forth above, or on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

                              --------------------

     This Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company, including statements under the caption "SUMMARY." These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (i) competitive conditions in the industries in which the Company operates; and (ii) general economic conditions that are less favorable than expected. Further information on other factors which could affect the financial results of the Company and such forward-looking statements is included in the section herein entitled "Risk Factors."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-21758) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

     2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995, consisting of (i) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, (ii) the Company's Current Report on Form 8-K dated November 25, 1996, and
          (iii) the Company's Amendment on Form 8-K/A-1 to the Current Report on Form 8-K dated November 25, 1996; and

     3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated May 11, 1993.

     All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person, including any beneficial owner of the Warrants or the Warrant Shares, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to: Stockholder Relations Department, Diagnostic Health Services, Inc., 2777 Stemmons Freeway, Suite 1525, Dallas, Texas 75207, telephone: (214) 634-0403.

                                    SUMMARY

  Unless otherwise indicated, all financial and share information set forth in this Prospectus assumes no issuance of an aggregate of 1,806,326 shares of Common Stock reserved for issuance pursuant to outstanding options and warrants (other than the Warrants), and pursuant to earn-out agreements with former stockholders of subsidiaries of the Company. All references to fiscal years refer to the fiscal year of the Company ending December 31. Unless the context otherwise requires, all references in this Prospectus to the "Company" refer to Diagnostic Health Services, Inc., its subsidiaries and predecessors.

                                  THE COMPANY

  The Company is a leading outsource provider of medical services to hospitals, physicians' offices and other healthcare facilities primarily in the Midwest and South Central United States. The Company provides radiology and cardiology diagnostic services and equipment, as well as departmental management services to healthcare facilities on an in-house and shared basis. The Company also provides skilled and allied healthcare personnel on a temporary basis to perform a variety of functions in hospitals, long-term care facilities, physicians' offices, clinics and home healthcare settings. The Company is committed to offering a broad range of services in a manner responsive to the healthcare industry's increased focus on cost containment without compromising the quality of patient care.

  The market for the Company's services consists of hospitals, physicians and other healthcare providers. According to the American Hospital Association there are more than 5,000 hospitals, and according to the American Medical Association there are more than 18,300 physician group practices, in the United States. In the Company's core nineteen-state Midwestern and South Central United States market, the Company estimates that there are approximately 3,100 hospitals, approximately 13% of which are currently serviced by the Company. Additional potential customers include long-term care facilities, sub-acute care facilities and the expanding managed care marketplace.

  The Company currently provides shared diagnostic services, and staffs, equips, operates and/or manages in-house radiology or cardiology departments, for approximately 1,200 customers. The Company has achieved this market presence through internal growth and strategic acquisitions. The Company's strategy is to capitalize, within its business lines, on its demonstrated ability to reduce the costs of providing radiology and cardiology services and to consolidate providers of these services. The Company intends to implement this strategy by continuing its aggressive acquisition and development program with a strong geographic focus, cross-marketing its service lines across its customer base to generate internal growth, pursuing the conversion of shared service arrangements to in-house service agreements, and offering ancillary services to complement its core radiology and cardiology services. The Company also intends to pursue acquisitions of other service providers, as this highly fragmented sector of the healthcare industry continues to consolidate.

  In addition to diagnostic services, the Company provides, on a temporary basis, allied healthcare personnel, including radiology technicians, physical and occupational therapists and home healthcare professionals in its primary market area and in Mexico City. Demand for such temporary personnel arises from hiring freezes, the need to replace vacationing or sick personnel, and other short-term needs. These services are complementary to the Company's core business and afford the Company the opportunity to expand the services provided to existing customers and to establish new client relationships.

  Since 1991, the Company has significantly expanded the breadth of its radiology and cardiology services. From 1991 to 1995, through internal growth and the acquisition of twelve local service providers, the Company's gross revenues increased from approximately $3.5 million to approximately $17.1 million, and income from operations increased from approximately $0.4 million to $1.7 million. During the same period, the Company's customer base increased from 323 to 846. From December 31, 1995 to the date of this Prospectus, the Company consummated five additional business acquisitions.

  The Company was incorporated in Texas in 1983 and was reincorporated in Delaware in 1992. Its principal executive office is located at 2777 Stemmons Freeway, Suite 1525, Dallas, Texas 75207, and its telephone number is (214) 634-0403.

RECENT DEVELOPMENTS

  Credit Facility

  On July 31, 1995, the Company entered into loan agreements with Texas Commerce Bank National Association ("Texas Commerce Bank"), which include a one-year revolving credit facility providing up to $1,000,000 in available credit (or, if less, 75% of the Company's and its subsidiaries' eligible accounts receivable from time to time). Pursuant to the same loan agreements, the Company borrowed $4,750,000 in term loans. In December 1995, the Company borrowed an additional $600,000 from Texas Commerce Bank in connection with an acquisition. All but $2,000,000 of these term loans were repaid out of the net proceeds of the 1996 Public Offering described below, and the remaining $2,000,000 of outstanding borrowings were carried forward into the amended Credit Facility described below. In April 1996, the Company borrowed an additional $1,000,000 from Texas Commerce Bank for capital expenditures and working capital. In connection with this loan, the Company issued to Texas Commerce Bank the Bank Warrants entitling the holders thereof to purchase up to 50,000 shares of Common Stock. This loan was repaid in full out of the net proceeds of the 1996 Public Offering described below.

  Neonatal Pediatric Echocardiography, Inc. and Pediatric Echocardiographic Diagnostic Imaging, Inc.

  In January 1996, Mobile Diagnostic Systems, Inc. ("MDS"), a wholly-owned subsidiary of DHS Management Services, Inc. ("DHSMS"), which in turn is a wholly-owned subsidiary of the Company, acquired all of the outstanding capital stock of two affiliated Dallas, Texas-based businesses, Neonatal Pediatric Echocardiography, Inc. ("NPE") and Pediatric Echocardiographic Diagnostic Imaging, Inc. ("PEDI"), in consideration of an aggregate of 85,200 shares of Common Stock. The Company acquired net assets of approximately $248,000 in connection with the acquisitions.

  1996 Private Placement

  In April 1996, the Company effected a private placement of $1,000,000 in gross amount of units of its securities, consisting of an aggregate of $1,000,000 in principal amount of subordinated promissory notes (the "Bridge Notes") and Bridge Warrants to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $6.25 per share. The Bridge Notes were repaid in full out of the net proceeds of the 1996 Public Offering described below.

  1996 Public Offering

  On June 12, 1996, the Company completed a public offering (the "1996 Public Offering") of 3,000,000 shares of Common Stock at an offering price to the public of $6.75 per share. Of the shares sold, 2,555,000 were sold by the Company, and 445,000 shares were sold by certain stockholders of the Company. Net proceeds to the Company, after incurred expenses, were approximately $15,251,000.

  On July 5, 1996, the investment banking firm of Rodman & Renshaw, Inc., as representative of the several underwriters in the 1996 Public Offering, exercised their over-allotment option to purchase from the Company an additional 400,000 shares of Common Stock. The additional net proceeds to the Company were $2,524,500.

  The Company realized total net proceeds from the 1996 Public Offering of approximately $17,775,500. The net proceeds have been and will be used for acquisitions, capital expenditures, working capital and retirement of outstanding debt, including approximately $4,827,000 which was utilized to retire all but $2,000,000 of the indebtedness previously outstanding under the Company's senior credit facilities with Texas Commerce Bank, and $1,000,000 utilized to retire the Bridge Notes issued in connection with the Company's April 1996 private placement.

  Amended Credit Facility

  On July 24, 1996, the Company entered into an amended and increased credit facility (the "Credit Facility") with Texas Commerce Bank, which permits the Company to borrow up to $20.0 million, including up to $17.5 million for acquisitions (the "Acquisition Facility") and up to $2.5 million for working capital (the "Working Capital Facility"). The Acquisition Facility terminates on June 30, 2001 and the Working Capital Facility terminates on June 30, 1998. Borrowings under the Credit Facility are secured by substantially all of the assets of the Company (including the capital stock of the Company's subsidiaries) and bear interest at one of two variable rates selected by the Company based upon (i) the reserve adjusted LIBOR rate plus a margin ranging from 1.75% to 2.50%, or (ii) the greater of Texas Commerce Bank's prime rate or the federal funds rate plus 0.50%, plus a margin ranging from 0.25% to 1.00%. As of December 31, 1996, the outstanding principal borrowings under the Credit Facility were $10,141,573.

  Cardiac Concepts, Inc.

  On June 28, 1996, the Company, through its MDS subsidiary, consummated the acquisition of all of the outstanding capital stock of Cardiac Concepts, Inc. ("CCI"), a Texas-based company providing cardiac imaging and monitoring services (the "CCI Acquisition"). The consideration paid in the acquisition consisted of 22,785 shares of Common Stock, in exchange for which the Company received net liabilities valued at approximately $430,000. In connection with the CCI Acquisition, the Company also issued 26,861 shares of Common Stock in payment of approximately $177,000 of the debt and liabilities of CCI. No goodwill was recognized in connection with the CCI Acquisition.

  Dysrhythmic Data, Inc.

  In November 1996, the Company, through its MDS subsidiary, consummated the acquisition of Dysrhythmic Data, Inc. ("DDI"), a Dallas, Texas-based provider of ambulatory electrocardiographic monitoring services. The consideration paid for DDI consisted of 39,521 shares of Common Stock.

  Advanced Clinical Technology, Inc. and Horizon MDS Corporation

  On November 13, 1996, the Company, through its DHSMS subsidiary, purchased substantially all of the operating assets (exclusive of cash, and exclusive of assets utilized primarily in mobile x-ray operations) of Advanced Clinical Technology, Inc. and Horizon MDS Corporation (collectively, the "Sellers"), each of which is a wholly-owned subsidiary of Horizon/CMS Healthcare Corporation ("Horizon"). The acquired business (the "Business") consists primarily of providing hospital-based and shared non-invasive ultrasound and other diagnostic testing services to the acute and post-acute care industry and primary care physicians in the Southwestern and Southern United States, including operations in Arizona, Georgia, Kentucky, Nevada, New Mexico, Oklahoma, Tennessee, Texas and Virginia.

  The purchase included approximately $17,348,000 of various assets (including goodwill), including approximately $3,452,000 of accounts receivable, approximately $8,866,000 of equipment, furniture and fixtures, approximately $550,000 of deposits, prepaid expenses and other such assets, and approximately $4,480,000 of goodwill. The purchase price paid to the Sellers was approximately $12,620,000 in cash (subject to adjustment) and 642,857 shares of Series A Convertible Redeemable Preferred Stock of the Company (having an aggregate liquidation preference of $4,500,000), and DHSMS assumed approximately $618,000 of trade accounts payable, $3,584,000 of capital lease obligations, and $525,000 of other liabilities.

  Ultrasound Diagnostic Services, Ltd.

  In January 1997, the Company, through Heart Institute of Tulsa, Inc. (a wholly-owned subsidiary of DHSMS), acquired all of the outstanding capital stock of Ultrasound Diagnostic Services, Ltd. ("UDS"), a Phoenix, Arizona-based provider of non-invasive diagnostic ultrasound testing services, in consideration of the issuance of 86,520 shares of Common Stock and the payment of $400,000 in cash to the former UDS stockholders.

                                  THE OFFERING

SECURITIES OFFERED..............  1,791,150 shares of Common Stock, consisting of 1,375,000 shares of Common Stock issuable upon exercise of the Public
                                  Warrants; 158,075 shares of Common Stock issuable upon
                                  exercise of the Underwriter Warrants; 158,075 shares of
                                  Common Stock issuable upon exercise of the Public Warrants underlying the Underwriter Warrants; 47,500 shares of
                                  Common Stock issuable, and 2,500 shares of Common Stock
                                  issued, upon exercise of the Bridge Warrants; and 50,000
                                  shares of Common Stock issuable upon exercise of the Bank
                                  Warrants. See "RISK FACTORS - Shares Available for Future
                                  Sale" and "DESCRIPTION OF SECURITIES."

COMMON STOCK OUTSTANDING PRIOR
TO THE OFFERING /1/.............  8,256,523 shares of Common Stock

COMMON STOCK TO BE OUTSTANDING
AFTER THE OFFERING /1/..........  10,047,673 shares of Common Stock

USE OF PROCEEDS.................  As of the date of this Prospectus, the Company has received
                                  $15,625 from the exercise of certain of the Bridge Warrants by a Warrantholder.  In the event that all of the unexercised
                                  Warrants are exercised, the maximum aggregate net proceeds which the Company would receive from such exercise would be approximately $11.2 million.  To the extent received, such proceeds will be utilized for working capital and general
                                  corporate purposes, and for possible acquisitions (none of which have been identified) at the discretion of the Company's management.  If no additional Warrants are exercised, the
                                  Company will not receive any additional proceeds in
                                  connection with this Offering.  In addition, the Company will not receive any proceeds from the sale of the Warrant Shares.
                                  See "USE OF PROCEEDS."

TRADING SYMBOL..................  The Common Stock is traded on Nasdaq under the symbol
                                  DHSM.


_______________
/1/ Does not include (i) 1,603,776 shares of Common Stock issuable upon exercise of outstanding options granted under the Company's stock option plans, (ii) 143,615 shares of Common Stock issuable upon exercise of other outstanding options and warrants, and (iii) 58,935 shares of Common Stock reserved for issuance of certain former stockholders of the Company's subsidiaries subject to such subsidiaries' achievement of certain financial goals.

                                  RISK FACTORS

     In considering the matters set forth in this Prospectus, prospective purchasers should carefully consider the matters set forth below as well as other information set forth in this Prospectus.

RISKS INHERENT IN GROWTH STRATEGY

  A significant component of the Company's historical growth has come through acquisitions of other healthcare service providers, and the Company intends to continue to seek acquisition opportunities in the future. This growth strategy is dependent on the continued availability of suitable acquisition candidates. As of the date of this Prospectus, although the Company has one letter of intent for a proposed acquisition, the Company has no binding commitments or agreements with respect to any acquisitions, and there can be no assurance that the Company will be able to identify or come to agreement with any future acquisition candidates. The Company may also find itself in competition for acquisition candidates with competitors who have greater financial and other resources than the Company and who may be willing to pay higher prices for acquisition targets.

  In addition, even if the Company is successful in consummating future acquisitions, there can be no assurance that any such acquisitions will be beneficial to the Company. Any growth or success through acquisitions will be dependent upon a number of factors, including the Company's ability to evaluate properly the potential benefits of each prospective acquisition, the Company's ability to consummate the acquisition on terms favorable to the Company, and the Company's ability to promptly and profitably integrate the acquired operations and retain key personnel and customer relations. Acquisitions also place significant demands on the Company's financial and management resources, which can divert management's attention from other business concerns. Furthermore, the Company generally records significant amounts of goodwill in connection with acquisitions, and if the Company were to determine that the carrying value of goodwill was impaired, the Company would be required to write down such carrying value, which would result in a charge to earnings that could have a material adverse effect on the Company's financial results.

UNCERTAINTIES SURROUNDING DILUTIVE IMPACT OF AND CAPITAL REQUIREMENTS RELATING TO GROWTH STRATEGY

  In order to grow its business by means of acquisitions, the Company will require significant capital resources, both for the payment of the cost of acquiring businesses, and for the effective integration, operation and expansion of the acquired businesses. In the past, the Company has utilized its Common Stock as a means of making payment for acquired businesses. Depending on the agreed-upon value of the acquired business and the value of the Common Stock, the Company may be required to issue a large number of additional shares of Common Stock, thereby diluting existing stockholders, including investors in this Offering. Alternatively, to avoid such dilution, or if the acquisition candidate is unwilling to accept Common Stock as all or part of the consideration for the transaction, the Company might be required to utilize more of its cash resources (if available), or may be required to seek additional capital. There can be no assurance that such additional capital, if and when required, will be available on terms acceptable to the Company, if at all. If the Company is unable to obtain required capital resources, its growth could be limited, and its existing operations could be impaired.

DECREASE IN POTENTIAL ACQUISITION CANDIDATES

  As the current consolidation trend in the healthcare services industry continues, the Company can expect to encounter greater difficulty in identifying suitable acquisition candidates, and in consummating acquisitions of such businesses on terms favorable to the Company. Failure to identify and consummate favorable acquisitions could have a material adverse effect on the Company's business.

REDUCED CUSTOMER BASE DUE TO INDUSTRY CONSOLIDATION

  As consolidation among healthcare providers continues, the Company's customer base may be reduced either because customers are consolidated or acquired by other entities, or because outsourcing decisions shift to individuals with whom the Company has not had a prior relationship. There can be no assurance that the Company will be able to maintain relationships with its customers following such an acquisition or consolidation. Any significant reduction in the Company's customer base would have a material adverse effect on the Company's business.

BROAD DISCRETION AS TO USE OF PROCEEDS

  The Company intends to use a portion of any net proceeds of this Offering to expand the Company's business, either through development of new facilities, or by acquisition of other service providers. However, as of the date of this Prospectus, although the Company has one letter of intent for a proposed acquisition, the Company does not have any binding commitments relating to any acquisitions. As a result, a portion of the net proceeds of this Offering will be available for acquisitions and projects that are not yet identified, and the Board of Directors will have broad discretion with respect to the application of such net proceeds. See "USE OF PROCEEDS."

RELIANCE ON KEY EMPLOYEES

  The Company is substantially dependent on the personal efforts and abilities of Max W. Batzer (Chairman and Chief Executive Officer) and Brad A. Hummel (President, Chief Operating Officer and Chief Financial Officer). Each is a substantial stockholder of the Company and has an employment agreement with the Company. Mr. Batzer is not required to devote his full time to the affairs of the Company, but is prohibited from engaging in any other business activities which are competitive with the business of the Company, or which materially interfere with the performance of his duties and responsibilities to the Company. The loss or unavailability of either of these officers or certain other key employees for any significant period of time could have a material adverse effect on the Company's business prospects or earning capacity. In addition to $1.0 million per individual of key man life insurance payable to the Company's commercial lender pursuant to a loan agreement, the Company maintains and is sole beneficiary of key man life insurance policies on the lives of Messrs. Batzer and Hummel in the amount of $500,000 per individual.

POTENTIAL FOR PROFESSIONAL LIABILITY CLAIMS

  The nature of the Company's business and services entails the risk of professional liability claims, which could arise, for example, out of faulty testing procedures or mishandling of test results. This concern is heightened as the Company is called upon to perform services that might be deemed to be "invasive" in nature (entering or placing objects inside a patient's body). The Company maintains professional liability insurance coverage with limits of $5.0 million per occurrence and $5.0 million in the aggregate in respect of such contingencies. However, there can be no assurance that claims will not be asserted in the future, or that any damages assessed against the Company will not exceed the limits of available insurance coverage. In addition, the potential negative publicity that could arise from a professional liability claim could have a material adverse effect on the Company, even if the Company were ultimately to prevail in the defense of the claim.

POSSIBLE SHORTAGE OF QUALIFIED PERSONNEL

  From time to time, the Company has experienced difficulties in obtaining and/or retaining qualified healthcare professionals, and shortages of such personnel may be expected from time to time in the future.

The Company will be competing for qualified personnel with numerous other healthcare providers, many of whom have substantially greater financial and other resources than the Company.

COMPETITION

  Radiology and cardiology diagnostic services, as well as the provision of allied healthcare professionals, are characterized by a high degree of competition. This competition comes from a number of independent local operators specializing in one or two clinical applications, and from a few large diversified healthcare companies (primarily larger hospitals having the resources and capability to provide shared diagnostic services to other healthcare facilities) which provide these services as part of their overall business. Although the Company believes that it has a competitive advantage over most of the small operators (primarily because most of them do not provide the full range of services offered by the Company, and do not have the same volume of revenues to absorb necessary fixed overhead costs), the Company may be vulnerable to competition from the larger healthcare companies, at least one of which can be found in each of the Company's geographic markets, and all of which are substantially larger and possess greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully in its markets.

GOVERNMENT REGULATION; POTENTIAL NATIONAL HEALTHCARE REFORM

  Many aspects of the medical industry in the United States are presently subject to extensive federal and state governmental regulation, including reimbursement rates and policies imposed by Medicare and other third-party reimbursement programs (from which the Company receives a material portion of its revenues). Laws and regulations affecting the Company's business include federal and state "kickback laws," conflict of interest laws (such as the federal "Stark" legislation), and licensing requirements relating to the operation of independent physiological laboratories and the handling of nuclear materials. In addition, both the Clinton Administration and the Congress have periodically asserted a need to overhaul or reform the nation's healthcare system. Such legislative initiatives, if enacted, could impose pressures on the pricing structures applicable to the Company's services. In particular, there is a possibility that a significant portion of healthcare services will be rendered and administered through managed care systems, which could have the effect of forcing price concessions and reductions on the part of service providers such as the Company. Moreover, healthcare reform could also entail a greater analysis of each patient's need for diagnostic testing, with the aim of reducing the total volume of testing and the overall cost of medical care. Depending on the nature and extent of any new laws and/or regulations, or possible changes in the interpretation of existing laws and/or regulations, any such changes may have a material adverse effect on the Company's revenues, operating margins and profitability.

LIMITATIONS BROUGHT ON BY REIMBURSEMENT PROGRAMS

  In 1994 and 1995, the Company derived approximately 7.8% and 4.9%, respectively, of its total revenues from Medicare and Medicaid, and approximately 4.9% and 2.2%, respectively, from other third-party indemnity payors. In January 1992, the federal government implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology. Implementation of RBRVS reduced reimbursement rates for certain of the Company's diagnostic procedures. Policymakers have from time to time advocated that a RBRVS type of reimbursement system be imposed on private-sector third-party payors. Implementation of such a program would reduce reimbursements by private third-party payors, and would adversely affect the Company's operating margins to the extent that costs on these procedures could not be concomitantly reduced. There can be no assurance that some or any of these reduced operating margins could be recouped through cost reductions or otherwise.

TECHNOLOGICAL CHANGE AND OBSOLESCENCE

  Diagnostic imaging technology is constantly undergoing development and change. New technologies may be developed, or existing technologies refined, which could render the Company's existing equipment technologically or economically obsolete. Due to cost factors, competitive considerations or other constraints, there can be no assurance that the Company will be able to acquire or have access to any new or improved equipment that the Company may need in order to serve its clients and customers.

POTENTIAL VOLATILITY OF STOCK PRICE

  The market price of the Common Stock has been and may continue to be highly volatile, and could in the future be subject to wide fluctuations in response to the timing and size of acquisitions, quarter to quarter variations in operating results, changes in earnings estimates by analysts, market conditions in the industry, prospects of healthcare reform, changes in government regulation, and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have been unrelated to the operating performance of particular companies. Investors in the Common Stock must be willing to bear the risk of such fluctuations in earnings and stock price.

SUBSTANTIAL SHARES ELIGIBLE FOR FUTURE SALE

  Of the Company's 10,047,673 shares of Common Stock that will be outstanding upon completion of this Offering, 2,218,689 shares will be "restricted securities" under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Ordinarily, under Rule 144, a person who has held restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then-outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitations by a person who is not an affiliate of the Company and has satisfied a three-year holding period. Of the 2,218,689 restricted securities, 1,828,196 shares are now eligible or will be eligible for sale under Rule 144 within 90 days from the date of this Prospectus. Sales of Common Stock pursuant to Rule 144 may have a depressive effect on the market price of the Common Stock.

  The Company has reserved 2,900,884 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to the Company's stock option plans, and options for 1,603,776 of such shares are outstanding as of the date of this Prospectus. The Company has further reserved 1,791,150 shares of Common Stock issuable at prices ranging from $7.50 to $5.48 per share upon exercise of the Warrants, 143,615 shares of Common Stock for issuance upon exercise of other outstanding options and warrants, and 58,935 shares for issuance to certain former stockholders of its subsidiaries subject to such subsidiaries' achievement of certain financial goals. All of these options and warrants have exercise prices that are substantially less than the current market price of the Common Stock. The existence of such options and warrants may hinder future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

ANTI-TAKEOVER CONSIDERATIONS

  Certain provisions of the Company's Certificate of Incorporation, By-Laws, Delaware law and certain executive employment agreements could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company, and limit the price that certain investors might be willing to pay in the future for the Company's Common Stock. These provisions include a classified board of directors and the issuance, without further stockholder approval, of preferred stock with rights and preferences which could be senior to the Common Stock. The Company is also subject to Section 203 of the Delaware General Corporation Law, which may also inhibit a change in control of the Company. In addition, the provisions of certain executive employment agreements and stock option agreements may result in economic benefits to the holders thereof upon the occurrence of a change in control.

NO ANTICIPATED DIVIDENDS

  The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business. In addition, the loan agreement between the Company and its commercial lender prohibits the payment of dividends.

                                USE OF PROCEEDS

  As of the date of this Prospectus, the Company has received proceeds of approximately $15,625 from the exercise of certain of the Bridge Warrants by a Warrantholder. Such proceeds will be utilized for working capital and general corporate purposes. In the event that all of the remaining unexercised Warrants are exercised, the Company will receive maximum proceeds of $8,593,750 from the exercise of the Public Warrants, $866,250 from the exercise of the Underwriter Warrants, $1,185,562 from the exercise of the Public Warrants underlying the Underwriter Warrants, $296,875 from the exercise of the remaining Bridge Warrants and $312,500 from the exercise of the Bank Warrants. Accordingly, the maximum net proceeds which the Company would receive from such exercise, after deduction of expenses of approximately $20,000 incurred in connection with this Offering, would be approximately $11.2 million. Although the Company currently intends to utilize the net proceeds of the Offering for working capital and general corporate purposes, such net proceeds may be expended for other corporate purposes, including additional acquisitions, at the discretion of the Company's management.

  On January 30, 1997, the last sale price quoted on Nasdaq for a share of Common Stock was $9.688 per share. Although it is possible that the Warrants, exercisable at prices ranging from $7.50 per share to $5.48 per share, may be exercised insofar as the current market price of the Common Stock exceeds such exercise prices, it is impossible to predict how many of the Warrants will be exercised and the amount of the proceeds, if any, realizable therefrom.

  If none of the outstanding Warrants are exercised, the Company will not receive any additional proceeds in connection with this Offering. The Company will not, under any circumstances, receive any proceeds from any sales of Warrant Shares by the Warrantholders.

                                 WARRANTHOLDERS

  Of the 1,791,150 Warrant Shares offered hereby, 1,375,000 Warrant Shares are issuable upon exercise of Public Warrants which were issued in the Company's Initial Public Offering in 1993 and are currently publicly traded on Nasdaq. The following table sets forth the name of each person who is a holder of Warrants other than Public Warrants, the number of Warrant Shares and other shares of Common Stock beneficially owned by such Warrantholder's account and the number of shares of Common Stock such Warrantholder will own after the completion of this Offering. Unless otherwise indicated, all beneficial ownership consists solely of Warrant Shares. Except for Mr. Sestak, Mr. Angelica and Ms. Gannon, none of the listed persons has had any position, office or other material relationship with the Company or any predecessor in the past three years.

                                                      BENEFICIAL OWNERSHIP   BENEFICIAL OWNERSHIP
                                                        PRIOR TO OFFERING       AFTER OFFERING
                                                      ---------------------  ---------------------
                        NAME                           SHARES   PERCENTAGE    SHARES   PERCENTAGE
                        ----                          --------  -----------  --------  -----------
Thomas M. Sestak(1).................................   338,066         4.0%   333,066         3.3%
James R. Angelica(2)................................   466,552         5.6%   464,052         4.6%
Carol J. Gannon(3)..................................   215,500         2.6%   213,000         2.1%
Jonathan E. Goldstein(4)............................   105,226         1.3%   102,726         1.0%
Peter Leers(5)......................................     9,447          *       6,947          *
Katy Barker.........................................     2,500          *          __          *
Carl S. Luikart.....................................     2,500          *          __          *
Thomas A. Meyers....................................     2,500          *          __          *
Nelson Obus.........................................     2,500          *          __          *
Mary C. Shanley.....................................     2,500          *          __          *
Henry Solowiejczyk..................................     2,500          *          __          *
Mervin H. Wampold...................................     2,500          *          __          *
Robert Dubin........................................     1,250          *          __          *
Leonard M. Amoroso and Nancy
Amoroso.............................................     1,250          *          __          *
Felcor, Inc. (beneficial owner: no controlling
stockholders).......................................     2,500          *          __          *
Invest L'Inc. Partners, LLC
(beneficial owner: Robert J.
Skandalaris and Troy D.
Wiseman)............................................     2,500          *          __          *
Jensen Investments Inc. (beneficial owner: no
 controlling stockholders)..........................     7,500          *          __          *

Litchfield Asset Holdings, Inc. (beneficial owner:
H. Sean Mathis).....................................     2,500          *          __          *
H.J. Meyers & Co., Inc. (Beneficial owner: James
 Villa).............................................   316,150        3. 7%        __          *

Texas Commerce Bank (beneficial owner: no
 controlling stockholders)..........................    50,000          *          __          *

*less than 1%
------------

(1) In addition to 5,000 Warrant Shares offered hereby, beneficial ownership includes 145,969 outstanding shares, 452 shares held by Mr. Sestak as custodian for his minor children, and 186,645 shares which are subject to currently exercisable stock options.

(2) In addition to 2,500 Warrant Shares offered hereby, beneficial ownership includes 370,252 outstanding shares held jointly by Mr. Angelica and his spouse, 56,800 shares which are subject to currently exercisable stock options held by Mr. Angelica and his spouse, and 37,000 shares which are subject to currently exercisable stock options held by Mr. Angelica individually. Mr. and Mrs. Angelica have granted to Max W. Batzer a proxy, expiring September 5, 1997, to vote 370,252 shares owned by Mr. and Mrs. Angelica (a) as to the election of directors, in such manner as Mr. Batzer may determine in his sole discretion, and (b) as to all other matters, in the same manner as the greatest plurality of votes otherwise cast or given by holders of Common Stock with respect to the particular matter under consideration.

(3) In addition to 2,500 Warrant Shares offered hereby, beneficial ownership includes 198,000 outstanding shares, and 15,000 shares which are subject to currently exercisable stock options.

(4) In addition to 2,500 Warrant Shares offered hereby, beneficial ownership includes 97,726 outstanding shares., and 5,000 shares which are subject to currently exercisable stock options.

(5) In addition to 2,500 Warrant Shares offered hereby, beneficial ownership includes 6,947 outstanding shares.

                              PLAN OF DISTRIBUTION

  The Warrant Shares issuable upon exercise of the Warrants may be distributed if, as and when such Warrants are exercised by the holders thereof. The Company may solicit the exercise of the Warrants at any time by reducing the various exercise prices of the Warrants. The Company also has the right to call the Public Warrants (other than the Public Warrants issuable upon exercise of the Underwriter Warrants), the Bridge Warrants and the Bank Warrants upon the occurrence of certain events, which could have the effect of encouraging the exercise of such Warrants.

  The Warrant Shares offered hereby may, upon compliance with applicable "blue sky" laws, be sold from time to time to purchasers directly by the Warrantholders or by pledgees, donees, transferees or other successors in interest, or in negotiated transactions and on Nasdaq through brokers or dealers, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Warrantholders for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  Alternatively, the Warrantholders may from time to time offer the Warrant Shares offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Warrantholders and/or the purchasers of Warrant Shares for whom they may act as agents.

  The Warrantholders and any underwriters, dealers or agents that participate in the distribution of Warrant Shares offered hereby may be deemed to be underwriters, and any profit on the sale of such Warrant Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of Warrant Shares is made, to the extent required, a post-effective amendment to this Registration Statement will be filed with the Commission which will set forth the aggregate amount of Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the Warrantholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

  The Warrant Shares offered hereby may be sold from time to time in one or more transactions at market prices prevailing at the time of sale, at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. The Warrantholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Warrant Shares.

  The Company will not receive any proceeds from the sale of the Warrant Shares issuable upon exercise of the Warrants. As of the date of this Prospectus, the Company has received proceeds in the aggregate amount of $15,625 from the exercise of certain of the Bridge Warrants by a Warrantholder. On the assumption that all of the remaining unexercised Warrants are exercised, the maximum net proceeds which the Company would receive from such exercise, after deduction of expenses of this Offering, would be approximately $11.2 million. There can be no assurance that any of such Warrants will be exercised.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  The Company's Certificate of Incorporation authorizes the issuance of 15,000,000 shares of Common Stock, par value $.001 per share. As of January 30, 1997, an aggregate of 8,256,523 shares of Common Stock was outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

  The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock following this Offering, persons acquiring Common Stock in this Offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be reduced.

  Pursuant to the Company's By-Laws, except for any matters which, pursuant to the Delaware General Corporation Law ("Delaware Law"), require a greater percentage vote for approval, the holders of one-third of the outstanding Common Stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of business at meetings of the Company's stockholders. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to the vote of Company stockholders. Except as to any matters which, pursuant to Delaware Law, require a greater percentage vote for approval, the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at any meeting (provided a quorum as aforesaid is present thereat) is sufficient to authorize, affirm or ratify any act or action, including the election of directors.

  The holders of Common Stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of Common Stock can elect all of the Directors to be elected in any election, if they choose to do so. In such event, the holders of the remaining shares of Common Stock would not be able to elect any Directors. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of Directors.

  In addition to voting at duly called meetings at which a quorum is present in person or by proxy, Delaware Law and the Company's By-Laws provide that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send to each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS

  The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes, and that the directors serve staggered terms of three years each. The purpose of the classified board is to promote conditions of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, by insuring that in the ordinary course, at least two-thirds of the directors will at all times have at least one year's experience as directors. However, the classified board structure may prevent stockholders who do not approve of the policies of the Board of Directors from removing a majority of the Board of Directors at a single annual meeting, because it will normally take two annual meetings of stockholders to elect a majority of the Board. Directors of the Company may be removed from office by stockholders prior to the expiration of their terms only for cause.

DELAWARE ANTI-TAKEOVER LAW

  Section 203 of the Delaware Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66/2//3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AND WARRANT AGENT

  The transfer agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, New York, New York.


                                    EXPERTS

          The consolidated financial statements of the Company and its subsidiaries as of December 31, 1994 and 1995, the Statement of Assets Acquired and Liabilities Assumed from Advanced Clinical Technologies, Inc. and Horizon MDS Corporation (collectively, "ACT") as of September 30, 1996 and May 31, 1996, and the Statement of Operations and Cash Flows of ACT for the four months ended September 30, 1996 and years ended May 31, 1996 and 1995, have been incorporated by reference in this prospectus and registration statement from the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, and from the Company's Amendment on Form 8-K/A-1 to the Current Report on Form 8-K dated November 25, 1996, in reliance upon the reports of Simonton, Kutac & Barnidge, L.L.P., independent certified public accountants, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

  No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus in connection with this offering, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.


                                 _____________


            TABLE OF CONTENTS

                                                                      Page
                                                                      ----

Available Information.................................................   3
Incorporation of Certain
  Documents by Reference..............................................   4
Summary...............................................................   5
Risk Factors..........................................................   9
Use of Proceeds.......................................................  13
Warrantholders........................................................  14
Plan of Distribution..................................................  16
Description of Common Stock...........................................  17
Legal Matters.........................................................  18
Experts...............................................................  18


                                1,791,150 SHARES

                               DIAGNOSTIC HEALTH
                                SERVICES, INC.

                                  COMMON STOCK



                           __________________________

                                   PROSPECTUS
                           __________________________



                              _____________, 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The Company estimates that expenses in connection with the offering described in this registration statement (other than underwriting and brokerage discounts, commissions and fees and legal fees incurred by the Warrantholders, if any, payable by such Warrantholders) will be as follows:

Securities and Exchange Commission registration fee..  $     0
Legal fees and expenses..............................   15,000
Accounting fees and expenses.........................    5,000

     Total...........................................  $20,000
                                                       =======

________________________

     All amounts except the Securities and Exchange Commission registration fee (which was paid in connection with prior filings) are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Ninth of the Certificate of Incorporation of Diagnostic Health Services, Inc., (the "Registrant" or the "Company") eliminates the personal liability of directors and/or officers to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Registrant does not apply to (i) any breach of such person's duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 174 of the Delaware General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Registrant to the stockholders without the prior payment or discharge of the Registrant's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Tenth of the Registrant's Certificate of Incorporation, and
Article IV of the Registrant's By-Laws, provides that the Registrant shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                          DESCRIPTION
-------                         -----------

4.1       Form of Warrant Agreement.(1)

4.2       Form of Underwriter Warrant.(1)

4.3       Specimen Form of Common Stock Certificate. (1)

4.4       Specimen Form of Warrant Certificate. (1)

4.5       Form of Bridge Warrant and Bank Warrant. (2)

5.1       Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel.

23.1 Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in Exhibit 5.1).

23.2      Consent of Simonton, Kutac & Barnidge, L.L.P.

24.1      Power of Attorney.(3)

------------

(1) Incorporated by reference, filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form SB-2 filed on June 11, 1993, SEC File No. 33-61392-FW.

(2) Incorporated by reference, filed as an exhibit to the Company's Registration Statement on Form SB-2 filed on April 25, 1996, SEC File No. 333-4034.

(3) Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein.


ITEM 17.  UNDERTAKINGS.
          ------------

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 31st day of January, 1997.

                                    DIAGNOSTIC HEALTH SERVICES, INC.


                                    By: /s/ Max W. Batzer
                                        -----------------
                                        Max W. Batzer,
                                        Chairman of the Board and
                                        Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Max W. Batzer and Brad A. Hummel, respectively, his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, including any registration statement pursuant to Rule 462 under the Securities Act, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


      SIGNATURE                       TITLE                       DATE
      ---------                       -----                       ----


/s/ Max W. Batzer       Chairman of the Board and Chief     January 31, 1997
----------------------  Executive Officer (principal
Max W. Batzer           executive officer)


/s/ Brad A. Hummel      President, Chief Operating          January 31, 1997
----------------------  Officer, Chief Financial Officer
Brad A. Hummel          and Director (principal financial
                        and accounting officer)


/s/ Thomas M. Sestak    Director                            January 31, 1997
----------------------
Thomas M. Sestak

/s/ Bo W. Lycke         Director                            January 31, 1997
----------------------
Bo W. Lycke